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                                                                     EXHIBIT 4.3

                    ESCROW DEPOSIT AND DISBURSEMENT AGREEMENT

         This Escrow Deposit and Disbursement Agreement (this "Agreement") is entered into as of March 23, 2004, by and among Pacific Gas and Electric Company, a California corporation (the "Company"), and BNY Western Trust Company, as escrow agent (in such capacity, the "Escrow Agent"), and as trustee (in such capacity, the "Trustee") under that certain Indenture of Mortgage, dated as of March 11, 2004, between the Company and the Trustee, as supplemented (the "Indenture").

                                    RECITALS

                  WHEREAS, pursuant to the Indenture, the Company will issue its 3.60% First Mortgage Bonds due 2009, 4.20% First Mortgage Bonds due 2011, 4.80% First Mortgage Bonds due 2014, 6.05% First Mortgage Bonds due 2034 and Floating Rate First Mortgage Bonds due 2006, in an aggregate principal amount of $6.7 billion (such First Mortgage Bonds being herein collectively referred to as the "Bonds" and the holders of the Bonds being herein collectively referred to as the "Bondholders"); and

                  WHEREAS, the Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for the Company dated July 31, 2003, as modified by modifications dated November 6, 2003, December 19, 2003, February 19, 2004 and March 10, 2004, and all exhibits, supplements, appendices and Schedules thereto, as the same may be altered, amended or modified from time to time (the "Plan of Reorganization"), contemplates the escrow of all proceeds from the issuance of the Bonds until such time as such proceeds may be released from escrow in accordance with the Plan of Reorganization and the terms of the Bonds;

                  NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements hereinafter contained, the Company hereby agrees with the Escrow Agent and the Trustee, for the benefit of the Bondholders, as follows:

                                    AGREEMENT

         1. DEFINED TERMS. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Indenture.

         2. APPOINTMENT OF THE ESCROW AGENT. The Escrow Agent is hereby designated and appointed to act as escrow agent in accordance with the terms and conditions of this Agreement, and the Escrow Agent hereby accepts such designation and appointment.

         3.       ESCROW FUND.

         (a) On the issuance date of the Bonds (the "Issuance Date"), the Company shall deposit or cause to be deposited with the Escrow Agent, by wire transfer in immediately available funds, the amounts set forth immediately below into an escrow fund titled "PG&E Escrow 2004" established hereby with the Escrow Agent (the "Escrow Fund"):

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                  (i)      cash in the amount of $6.7 billion, being the
aggregate principal amount of the Bonds (the "Principal Amount"); and

                  (ii) cash in the amount of $217,425,888.89, being the amount of interest accruing on the Bonds from the Issuance Date to, but not including, June 23, 2004 (the "Mandatory Redemption Date"), and the redemption premium payable on the Mandatory Redemption Date upon the mandatory redemption of the Bonds pursuant to Section 301 of the First Supplemental Indenture.

         (b) The Escrow Fund shall be held by the Escrow Agent in trust and shall not be subject to any lien, attachment or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to accept delivery of the amounts set forth in clauses (i) and (ii) of this Section 3 and to hold such amounts in trust subject to the terms and conditions of this Agreement.

         (c) To the extent that the Company has any rights in the Escrow Fund, the Company pledges and assigns to the Trustee, and grants to the Trustee a security interest in, all of the Company's right, title and interest, whether now owned or hereafter acquired, in, to and under the Escrow Fund and all money, instruments, investment property, and other property on deposit in, credited to, or carried in the Escrow Fund, to secure all of the Company's obligations under the Indenture. The Escrow Agent hereby agrees to comply with entitlement orders originated by the Trustee and instructions originated by the Trustee directing disposition of the funds in the Escrow Fund, in each case without further consent of the Company or any other person or entity.

         4. INVESTMENT OF ESCROW FUND. The Escrow Agent shall, at the written direction of the Company, invest amounts in the Escrow Fund in institutional money market funds, U.S. Government money market funds and/or U.S. Treasury money market funds, provided that any such fund is rated "AAAm" by Standard & Poor's and "Aaa" by Moody's Investors Service, has a minimum asset size of $1 billion, and conforms to Rule 2a-7 of the Investment Company Act of 1940.

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         If the Escrow Agent does not receive written instructions from any two of the Treasurer, the Assistant Treasurer, the Manager of Cash Management and the Cash Manager of the Company directing the investment or reinvestment of the amounts in the Escrow Fund, the Escrow Agent shall automatically and forthwith invest such funds in accordance with this Section 4 until the Escrow Agent has received appropriate written instructions. The Escrow Agent shall have the right to liquidate any investments held in the Escrow Fund in order to provide funds necessary to make required payments under this Agreement. The Escrow Agent in its capacity as escrow agent hereunder shall not have any liability for any loss sustained as a result of any liquidation of any investment prior to its maturity, if required pursuant to the preceding sentence.

         5. ADMINISTRATION AND RELEASE OF ESCROW FUND. The Escrow Agent shall administer the Escrow Fund as follows:

         (a) The Escrow Agent shall hold and safeguard the Escrow Fund in trust and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

         (b) If the Escrow Agent receives an Instruction Certificate in the form attached hereto as Exhibit A (the "Instruction Certificate"), executed by the President, the Chief Executive Officer, the Controller, the Treasurer or the Assistant Treasurer of the Company prior to or on the Redemption Trigger Date (as defined below), then the Escrow Agent shall release and deliver all amounts in the Escrow Fund in accordance with the Instruction Certificate. The Escrow Agent shall confirm in writing to the Company that the amounts set forth in the Instruction Certificate have been disbursed by it in accordance with the Instruction Certificate, and shall include the Fed Reference Number for each such distribution.

         (c) If on or before 12:00 p.m. (Pacific Time) June 21, 2004 (the "Redemption Trigger Date"), the Escrow Agent has not received the Instruction Certificate executed by the Company stating that the Effective Date of the Plan of Reorganization has occurred prior to or on the Redemption Trigger Date, then the Escrow Agent shall deliver to the Trustee on or before 10:00 a.m. on the Business Day immediately preceding the Mandatory Redemption Date amounts from the Escrow Fund equal to the Principal Amount deposited pursuant to Section 3(a)(i) plus accrued interest to but not including the Mandatory Redemption Date and the redemption premium on all of the Bonds, as instructed by the Trustee in accordance with the Indenture. Any funds remaining in the Escrow Fund after funds sufficient to pay for the redemption of the Bonds on the Mandatory Redemption Date have been transferred to the Trustee shall, after the Mandatory Redemption Date, be immediately released and delivered to the Company.

         6. TERMINATION. Except as provided in Section 7(b) below, this Agreement shall terminate at such time as all funds from the Escrow Fund have been released or paid in accordance with the terms of this Agreement.

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         7.       CONCERNING THE ESCROW AGENT.

         (a) The Company agrees to pay the Escrow Agent's fees and expenses for all services rendered by it hereunder as set forth in Exhibit B and the Escrow Agent's reasonable attorneys' fees incurred by it in connection with carrying out its duties hereunder.

         (b) The Company agrees to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Escrow Agent, including the costs and expenses of defending itself against any claim of liability. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits). The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement. The Escrow Agent shall not have, and hereby waives, any lien, security interest, right of set-off, or other encumbrance with respect to the Escrow Fund or any money, instruments, investment property, or other property on deposit in, credited to, or carried in the Escrow Fund, to secure its rights to be paid any amounts owing under paragraphs (a) or (b) of this Section 7, and the Escrow Agent agrees that it shall look solely to the Company, and not to the Escrow Fund, for the payment of any such amounts.

         (c) The Escrow Agent shall prepare and deliver to the Company within ten (10) Business Days after the termination of this Agreement a written account describing all transactions with respect to the Escrow Fund.

         (d) The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement, and no other or further duties or responsibilities shall be implied.

         (e) The Escrow Agent may act upon any instrument or other writing provided by a duly authorized officer of the Company believed by it in good faith to be genuine, and to be signed or presented by the proper person, and shall not be liable in connection with the performance by it of its duties pursuant to the provisions of this Agreement, except for its own willful misconduct, bad faith or gross negligence. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such instrument or other writing. The Escrow Agent shall have no duty to solicit any payments which may be due hereunder.

         (f) Any corporation or other entity into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or other entity to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.

         8. RESIGNATION OF THE ESCROW AGENT; APPOINTMENT OF SUCCESSOR. The Escrow Agent may at any time resign by giving sixty (60) days' prior written notice of resignation to the

                                       4
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Company. The Company may at any time remove the Escrow Agent by giving sixty
(60) days' prior written notice signed by the Company to the Escrow Agent. If the Escrow Agent shall resign or be removed, a successor Escrow Agent, which shall be a bank or trust company having assets in excess of $1,000,000,000 shall be appointed by the Company and notice of such appointment shall be given to the Escrow Agent, such successor Escrow Agent and the Trustee by written instrument executed by the Company and, upon delivery of such notice, the resignation or removal of the predecessor Escrow Agent shall become effective and such successor Escrow Agent, without any further act, deed or conveyance, shall become vested with all right, title and interest to all cash and property held hereunder of such predecessor Escrow Agent, and such predecessor Escrow Agent shall deliver to the successor Escrow Agent all property held by it hereunder. Such predecessor Escrow Agent shall, on the written request of the Company, on the one hand, or the successor Escrow Agent, on the other hand, execute and deliver to such successor Escrow Agent an assignment of all rights hereunder of such predecessor Escrow Agent. If no successor Escrow Agent shall have been appointed within sixty (60) days of a notice of resignation by the Escrow Agent, the Escrow Agent's sole responsibility shall thereafter be to hold the Escrow Fund until the earlier of its receipt of designation of a successor Escrow Agent, or a written instruction by the Company.

         9.       MISCELLANEOUS.

         (a) AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this
Section 9(a) shall be binding upon the parties and their respective successors and assigns.

         (b) SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         (c) GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without giving effect to the conflict of laws provisions thereof.

         (d) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

         (e) TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         (f) NOTICES. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given or delivered to any party hereunder shall be in writing and shall be deemed given or delivered (i) if delivered to the party personally, at the time of such delivery, (ii) if sent to the party by telecopy (followed by hard copy sent by

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registered or certified mail (return receipt requested)), upon receipt of confirmation of "good" transmission, (iii) if sent to the party by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid, two Business Days after mailing, or (iv) if sent to the party by Federal Express or other express carrier with all fees thereon prepaid, on the date on which delivery is guaranteed by such carrier, addressed to the party at its address set forth below or at such other address or addresses of which the respective party shall have notified the other party:

If to Company:

                  Pacific Gas and Electric Company
                  c/o PG&E Corporation
                  One Market
                  Spear Tower, Suite 2400
                  San Francisco, CA 94105
                  Telephone: (415) 267-7053
                  Fax: (415) 267-7265/7268
                  Attention: Assistant Treasurer

                  Pacific Gas and Electric Company
                  c/o PG&E Corporation
                  One Market
                  Spear Tower, Suite 2400
                  San Francisco, CA 94105
                  Telephone: (415) 817-8200
                  Fax:  (415) 817-8225
                  Attention: Chief Counsel, Corporate

If to the Escrow Agent:

                  BNY Western Trust Company
                  550 Kearny Street, Suite 600
                  San Francisco, California 94108
                  Telephone: (415) 263-2418
                  Fax: (415) 399-1647
                  Attention: Corporate Trust Department

         (g) SEVERABILITY. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection, is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever.

         (h) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof. Any and all other prior written or oral agreements existing between the parties hereto regarding such subject matter are expressly canceled.

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         The parties have executed this Agreement as of the date first above written.

                            PACIFIC GAS AND ELECTRIC COMPANY

                            By: /s/ Kent M. Harvey
                               -----------------------------------------------
                                Kent M. Harvey
                                Senior Vice President, Chief Financial Officer
                                    and Treasurer


                            BNY WESTERN TRUST COMPANY,
                            as Escrow Agent

                            By: /s/ Josephine Libunao
                               -----------------------------------------------
                                Josephine Libunao
                                Vice President


                            BNY WESTERN TRUST COMPANY,
                            as Trustee

                            By: /s/ Josephine Libunao
                               -----------------------------------------------
                                Josephine Libunao
                                Vice President



         [Signature Page to Escrow Deposit and Disbursement Agreement]

                                    EXHIBIT A

                             INSTRUCTION CERTIFICATE

                  The undersigned, __________, in his capacity as __________ of Pacific Gas and Electric Company ("PG&E"), does hereby certify on behalf of PG&E, in accordance with Section 5(b) of the Escrow Deposit and Disbursement Agreement, dated March 17, 2004, by and among PG&E and BNY Western Trust Company, as Escrow Agent and as Trustee (the "Escrow Agreement"), that:

                  (1) he is authorized to execute this Instruction Certificate on behalf of PG&E,

                  (2) all of the conditions precedent to the effectiveness of the Plan of Reorganization set forth in Section
                           8.2 thereof have been satisfied or waived;

                  (3) the Effective Date of the Plan of Reorganization is ____________ [the date hereof], which date is on or prior to the Redemption Trigger Date; and

                  (4) the amount in the Escrow Fund, together with PG&E's cash on hand and cash available from other financings or credit facilities on the Effective Date of the Plan of Reorganization, are sufficient to make the payments in respect of Allowed Claims and Equity Interests and the deposits to escrow accounts for Disputed Claims (each as defined in the Plan of Reorganization) required by the Plan of Reorganization and that the aggregate of the amounts to be so paid or deposited do not substantially exceed $12,263,000,000, the amount disclosed in the Prospectus dated March 5, 2004 used, with the related Prospectus Supplement dated March 18, 2004, in connection with the offering of the Bonds.

                  The Escrow Agent is hereby directed to release and deliver all amounts in the Escrow Fund to [insert transfer instructions to Mortgage Bond Trustee (BNY), and other major creditors with balance to Company as Disbursing Agent].

         Capitalized terms used herein and not otherwise defined have the meanings set forth in the Escrow Agreement.

Dated: ___________, 2004

                                          PACIFIC GAS AND ELECTRIC COMPANY

                                          By:___________________________________
                                          Name:_________________________________
                                          Title:________________________________